Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2017 Incentive Award Plan of Bandwidth Inc. of our reports dated February 20, 2025, with respect to the consolidated financial statements of Bandwidth Inc. and the effectiveness of internal control over financial reporting of Bandwidth Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Raleigh, North Carolina
February 20, 2025